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                                   EXHIBIT 9

                                PROMISSORY NOTE

December 1, 1999                                                      $1,775,000

         FOR VALUE RECEIVED, the undersigned (hereinafter referred to as "Maker") promises to pay to the order of TEKGRAF, INC. (hereinafter referred to as "Payee") at Payee's address at 645 Hembree Parkway, Suite J, Roswell, Georgia 30076 or at such other place as the holder hereof may designate, the principal sum of One-Million-Seven-Hundred-Seventy-Five-Thousand Dollars ($1,775,000) (the "Loan"), together with interest on so much of the principal balance of the Loan as may be outstanding and unpaid from time to time, calculated on the basis of a 365 day year and actual days elapsed, at the rate per annum that is one fourth of a percentage point (.25%) above the rate paid by Tekgraf from time to time under its Loan and Security Agreement dated as of July 2, 1998, between Tekgraf and [name of bank deleted] (the "Interest Rate"). The Tekgraf rate is currently the monthly LIBOR Index Rate plus 2.5%.

         This Note has been given in connection with the Loan Agreement dated the date hereof between Maker and Payee (the "Loan Agreement"), and is entitled to all the benefits of the Loan Agreement.

         The principal of and accrued interest on the Loan shall be repayable in a lump sum on the first anniversary of this Note, or on the next business day if the first anniversary falls on a weekend or holiday on which national banks are closed. Any overdue payment of principal or interest on this Note shall bear interest at the Interest Rate plus 5 percentage points, until paid, but only to the extent that payment of such interest on overdue principal or interest is enforceable under applicable law.

         Maker may prepay this Note in whole or in part at any time without penalty or premium. Each such prepayment shall be applied first to unpaid interest accrued through the date of such prepayment, and then to outstanding principal.

         If Maker fails to pay within fifteen (15) days after the due date any amount payable under this Note, or if Maker is otherwise in default under the Loan Agreement, then this Note shall be in default and Payee, at its option, without demand or further notice of any kind, may declare this Note immediately due and payable, whereupon all outstanding principal and accrued interest shall become immediately due and payable.

         In case this Note is collected by or through an attorney-at-law in the event of a default hereunder, all costs of collection, including reasonable attorney's fees, shall be paid by Maker.

         Time is of the essence.

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         This Note shall be governed by and construed in accordance with the laws of the United States of America and the State of Georgia. Maker irrevocably consents to the exclusive jurisdiction and venue of the courts of any county in the State of Georgia and the United States District Court for the Northern District of Georgia, in any judicial proceeding brought to enforce this Note. Maker agrees that any forum other than the State of Georgia is an inconvenient forum and that a lawsuit (or non-compulsory counterclaim) brought against Maker in a court of any jurisdiction other than the State of Georgia should be forthwith dismissed or transferred to a court located in the State of Georgia.

         Words importing the singular number hereunder shall include the plural number and vice versa, and any pronoun used herein shall be deemed to cover all genders. Payee shall not be deemed to waive any of its rights unless such waiver be in writing and signed by Payee. The word "Payee" as used herein shall include transferees, successors, and assigns of Payee, and all rights of Payee hereunder shall inure to the benefit of its transferees, successors ,and assigns. All obligations of Maker shall bind his heirs, legal representatives and assigns.

         SIGNED, SEALED, AND DELIVERED by the undersigned as of the date first written above.


[EXHIBIT A - DO NOT SIGN] (SEAL)
William M. Rychel
980 Corporate Woods Parkway
Vernon Hills, IL  60061


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